Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111

January 31, 2013

Performant Financial Corporation

333 North Canyons Parkway

Livermore, CA 94551

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Performant Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on January 31, 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933 (the “Act”) relating to the registration under the Act of 9,200,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (including 1,200,000 shares subject to the underwriters’ over-allotment option), all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (File No. 333-186110), filed with the Commission on January 22, 2013, and declared effective by the Commission on January 30, 2013 (the “Related Registration Statement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP